HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS SECOND QUARTER FISCAL 2010 RESULTS

RED BANK, NJ, June 2, 2010 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported results for its second quarter and six months ended April 30, 2010.

RESULTS FOR THE THREE AND SIX MONTH PERIODS ENDED APRIL 30, 2010:

•
Total revenues were $318.6 million for the second quarter of fiscal 2010 compared with $398.0 million in the prior year’s second quarter.  For the first half of fiscal 2010, total revenues were $638.2 million compared with $771.8 million in the same period last year.

•
Homebuilding gross margin, before interest expense included in cost of sales, increased for the sixth consecutive quarter to 17.3% during the second quarter of 2010, compared to 8.3% in the fiscal 2009 second quarter and 16.0% in the 2010 first quarter.

•	The pre-tax loss in the second quarter of fiscal 2010 was $28.0 million compared to $97.4 million in the second quarter of fiscal 2009 and $55.0 million in the first quarter of fiscal 2010.

•
For the second quarter ended April 30, 2010, the after-tax net loss was $28.6 million, or $0.36 per common share, compared with a net loss of $118.6 million, or $1.50 per common share, in the same quarter a year ago.  The after-tax net income for the first six months of 2010 was $207.6 million, or $2.60 per fully diluted common share, compared with a net loss of $297.0 million, or $3.80 per common share, in the first half of fiscal 2009.  As a result of tax legislation changes, the after-tax net income for the first six months of fiscal 2010 included a federal income tax benefit of $291.3 million.

•
Pre-tax land-related charges for the fiscal 2010 second quarter were $1.2 million of land impairments, compared with $310.2 million of land impairments and write offs of predevelopment costs and land deposits in the same period last year.

•
Net contracts per active selling community, excluding unconsolidated joint ventures, were 7.4 in the second quarter of fiscal 2010, unchanged from the second quarter of the prior year.  Net contracts for the second quarter of fiscal 2010, excluding unconsolidated joint ventures, decreased 17% to 1,314 homes compared with last year’s second quarter, primarily due to a 17% decrease in active selling communities.  For the first half of fiscal 2010, net contracts, excluding unconsolidated joint ventures, decreased 13% to 2,226 compared with 2,547 net contracts in the first six months of the prior year.

•
Deliveries, excluding unconsolidated joint ventures, were 1,118 homes for the second quarter of fiscal 2010, a 19% decrease from 1,388 homes in the second quarter a year ago.  For the six months ended April 30, 2010, deliveries, excluding unconsolidated joint ventures, declined 15% to 2,209 compared with 2,596 home deliveries in the first six months of fiscal 2009.

•
The contract cancellation rate, excluding unconsolidated joint ventures, for the second quarter of fiscal 2010 was 17%, compared with the contract cancellation rate of 24% in last year’s second quarter.

•
During the second quarter, the tax asset valuation allowance charge to earnings was $7.6 million.  The valuation allowance was $713.7 million as of April 30, 2010.  The valuation allowance is a non-cash reserve against the tax assets for GAAP purposes.  For tax purposes, the tax deductions associated with the tax assets may be carried forward for 20 years from the date the deductions were incurred.

•	Adjusted EBITDA was positive for the first time in 11 quarters.

•	Total debt was reduced by $87.1 million during the second quarter of fiscal 2010.

CASH AND INVENTORY AS OF APRIL 30, 2010:

•	At April 30, 2010, homebuilding cash was $559.5 million, including restricted cash required to collateralize letters of credit.

•
Cash flow during the second quarter of fiscal 2010 was $188.2 million.  During the quarter, a $274.1 million federal tax refund was received, $70.0 million of cash was used to repurchase debt and $72.0 million of cash was spent to purchase approximately 900 lots.

•	As of April 30, 2010, the consolidated land position was 28,940 lots, consisting of 11,532 lots under option and 17,408 owned lots.

•	During the second quarter, approximately 500 lots were purchased within 34 newly identified communities that were identified and controlled subsequent to January 31, 2009.

•	Approximately 1,900 lots were optioned in 28 newly identified communities during the second quarter.

•	Started unsold homes, excluding models, declined 30%, to 626 at April 30, 2010 compared with 892 at the end of the second quarter a year ago.

OTHER KEY OPERATING DATA:

•
Contract backlog, as of April 30, 2010, excluding unconsolidated joint ventures, was 1,789 homes with a sales value of $534.6 million, a decrease of 4% and 10%, respectively, compared to April 30, 2009.

•
During the second quarter of fiscal 2010, home deliveries through unconsolidated joint ventures were 79 homes, compared with 71 homes in the second quarter of the previous year.  For the first six months of fiscal 2010, 117 homes were delivered through unconsolidated joint ventures, compared with 146 homes in the same period last year.

COMMENTS FROM MANAGEMENT:

“While our second quarter net contracts were down compared to last year, the decrease was due primarily to a drop in community count.  Net contracts per community for the quarter were flat at 7.4 this year compared to last year.  Our sales were better than our internal plans in the second quarter, partially due to the federal homebuyer tax credit,” commented Ara K. Hovnanian, Chairman of the Board, President and Chief Executive Officer.  “In the month of May, our net contracts per community were slower than they were the year before.  Given the fact that the tax credit expired at the end of April, 2010, our slower pace of May net contracts seems to confirm that the tax credit helped pull some sales forward into earlier months this year.   Partially offsetting the expiration of the federal homebuyer tax credit, California reenacted a $10,000 state tax credit.  In addition, New Jersey’s assembly passed a bill for a $15,000 state tax credit, which has been sent to the Senate for an upcoming vote in June.”

“Home prices have remained stable throughout most of our markets.  This stability is evident in the trends we have seen in our gross margin, which increased sequentially for the sixth quarter in a row and in our land related charges, which were only $1.2 million, the lowest they have been since the first quarter of fiscal 2005.  This stability in home prices gives us reason to believe that we are at or near the bottom of this cyclical housing downturn,” Mr. Hovnanian continued.

“We continue to identify and invest in new land parcels that make economic sense based on today’s sales prices and today’s sales paces,” stated J. Larry Sorsby, Executive Vice President and Chief Financial Officer.  “Since January 31, 2009 when we returned to controlling newly identified land parcels, we have contracted for or purchased a grand total of approximately 7,100 lots in 98 communities.  We purchased about 2,300 lots and optioned an additional 2,900 lots in 86 new communities on a consolidated basis.  Additionally, we purchased 1,900 lots in 12 communities through joint ventures.”

“While we expect that less than 10% of our 2010 deliveries will be from newly purchased communities, we expect that approximately 40% of our 2011 consolidated deliveries will come from newly identified communities.  Deliveries from these newly acquired communities should generate normalized gross margins in the 20% range.  In addition due to the expected increased volume from newly identified communities, we should be able to report further improvements in our ratios of general and administrative and interest costs as a percent of revenues in future periods.  We ended our second quarter with 178 active selling communities and based on our current sales pace and anticipated openings of new communities expect to have approximately 200 active selling communities by the end of this fiscal year.  Ultimately, achieving a community mix more heavily weighted towards newly acquired communities and increasing our revenues, will help enable us to return to profitability,” said Mr. Sorsby.

“We still have much work to do as we strive to return to profitability.  We are encouraged by recent home price stability and improving margins.  We are further encouraged by our ability to acquire and obtain land throughout the country that makes economic sense and delivers good margins.  At the same time, we recognize that the expiration of the federal homebuyer tax credit, the lack of job growth and a potential increase in foreclosures all pose risks to a housing industry recovery.  Nonetheless, we see more positive signs today than negative,” concluded Mr. Hovnanian.

WEBCAST INFORMATION:

Hovnanian Enterprises will webcast its fiscal 2010 second quarter financial results conference call at 11:00 a.m. E.T. on Thursday, June 3, 2010.  The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ Website at http://www.khov.com.  For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Audio Archives” section of the Investor Relations page on the Hovnanian Website at http://www.khov.com.  The archive will be available for 12 months.

ABOUT HOVNANIAN ENTERPRISES® INC.:

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Matzel & Mumford, Brighton Homes, Parkwood Builders, Town & Country Homes, Oster Homes and CraftBuilt Homes.  As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2009 annual report, can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

NON-GAAP FINANCIAL MEASURES:

Consolidated earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and before inventory impairment loss and land option write-offs and gain on extinguishment of debt (“Adjusted EBITDA”) are not U.S. generally accepted accounting principles (GAAP) financial measures.  The most directly comparable GAAP financial measure is net (loss) income.  The reconciliation of EBITDA and Adjusted EBITDA to net (loss) income is presented in a table attached to this earnings release.

Cash flow is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is Net Cash provided by (or used in) Operating Activities.  The Company uses cash flow to mean the amount of Net Cash provided by (or used in) Operating Activities for the period, as reported on the Condensed Consolidated Statement of Cash Flows, excluding changes in mortgage notes receivable at the mortgage company, plus (or minus) the amount of Net Cash provided by (or used in) Investing Activities.  For the second quarter of 2010, cash flow was positive $188.2 million, which was derived from $177.9 million from net cash provided by operating activities plus the change in mortgage notes receivable of $11.4 million less $1.1 million of net cash used in investing activities.

Loss Before Income Taxes Excluding Land-Related Charges, Intangible Impairments and Gain on Extinguishment of Debt is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is Loss Before Income Taxes.  The reconciliation of Loss Before Income Taxes Excluding Land-Related Charges, Intangible Impairments and Gain on Extinguishment of Debt to Loss Before Income Taxes is presented in a table attached to this earnings release.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company's operations and activities imposed by the agreements governing the Company's outstanding indebtedness, (13) operations through joint ventures with third parties, (14) product liability litigation and warranty claims, (15) successful identification and integration of acquisitions, (16) significant influence of the Company’s controlling stockholders, (17) geopolitical risks, terrorist acts and other acts of war and (18) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2009.

 (Financial Tables Follow)

Hovnanian Enterprises, Inc.
April 30, 2010
Statements of Consolidated Operations
(Dollars in Thousands, Except Per Share)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Total Revenues	$318,585	$397,999	$638,230	$771,783
Costs and Expenses (a)	364,173	796,532	740,987	1,405,073
Gain on Extinguishment of Debt	17,217	311,268	19,791	390,788
Gain (Loss) from Unconsolidated Joint Ventures	391	(10,094)	18	(32,683)
Loss Before Income Taxes	(27,980)	(97,359)	(82,948)	(275,185)
Income Tax Provision (Benefit)	654	21,262	(290,503)	21,846
Net (Loss) Income	$(28,634)	$(118,621)	$207,555	$(297,031)

Per Share Data:
Basic:
(Loss) Income Per Common Share	$(0.36)	$(1.50)	$2.64	$(3.80)
Weighted Average Number of
Common Shares Outstanding (b)	78,668	79,146	78,610	78,154
Assuming Dilution:
(Loss) Income Per Common Share	$(0.36)	$(1.50)	$2.60	$(3.80)
Weighted Average Number of
Common Shares Outstanding (b)	78,668	79,146	79,794	78,154

(a) Includes inventory impairment loss and land option write-offs.
(b) For periods with a net loss, basic shares are used in accordance with GAAP rules.

Hovnanian Enterprises, Inc.
April 30, 2010
Reconciliation of Loss Before Income Taxes Excluding Land-Related
Charges, Intangible Impairments and Gain on Extinguishment of Debt to Loss Before Income Taxes
(Dollars in Thousands)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Loss Before Income Taxes	$(27,980)	$(97,359)	$(82,948)	$(275,185)
Inventory Impairment Loss and Land Option Write-Offs	1,186	310,194	6,152	420,375
Unconsolidated Joint Venture Investment, Intangible and Land-Related Charges	-	8,727	-	30,551
Gain on Extinguishment of Debt	(17,217)	(311,268)	(19,791)	(390,788)
Loss Before Income Taxes Excluding
Land-Related Charges, Intangible Impairments and Gain on Extinguishment of Debt(a)	$(44,011)	$(89,706)	$(96,587)	$(215,047)

(a) Loss Before Income Taxes Excluding Land-Related Charges, Intangible Impairments and Gain on Extinguishment of Debt is a non-GAAP Financial measure. The most directly comparable GAAP financial measure is Loss Before Income Taxes.

Hovnanian Enterprises, Inc.
April 30, 2010
Gross Margin
(Dollars in Thousands)
	Homebuilding Gross Margin		Homebuilding Gross Margin
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Sale of Homes	$310,493	$381,698	$619,846	$740,750
Cost of Sales, Excluding Interest (a)	256,913	350,178	516,721	688,608
Homebuilding Gross Margin, Excluding Interest	53,580	31,520	103,125	52,142
Homebuilding Cost of Sales Interest	18,524	24,785	38,372	47,389
Homebuilding Gross Margin, Including Interest	$35,056	$6,735	$64,753	$4,753

Gross Margin Percentage, Excluding Interest	17.3%	8.3%	16.6%	7.0%
Gross Margin Percentage, Including Interest	11.3%	1.8%	10.4%	0.6%

	Land Sales Gross Margin		Land Sales Gross Margin
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Land Sales	$335	$3,101	$1,035	$5,900
Cost of Sales, Excluding Interest (a)	13	970	21	3,215
Land Sales Gross Margin, Excluding Interest	322	2,131	1,014	2,685
Land Sales Interest	221	1,255	221	1,780
Land Sales Gross Margin, Including Interest	$101	$876	$793	$905

(a) Does not include cost associated with walking away from land options or inventory impairment losses which are recorded as Inventory impairment loss and land option write-offs in the Consolidated Statements of Operations.

Hovnanian Enterprises, Inc.
April 30, 2010
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Dollars in Thousands)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net (Loss) Income	$(28,634)	$(118,621)	$207,555	$(297,031)
Income Tax Provision (Benefit)	654	21,262	(290,503)	21,846
Interest Expense	42,101	44,564	87,556	91,923
EBIT (a)	14,121	(52,795)	4,608	(183,262)
Depreciation	3,071	3,988	6,457	9,286
Amortization of Debt Costs	815	1,571	1,621	3,231
EBITDA (b)	18,007	(47,236)	12,686	(170,745)
Inventory Impairment Loss and Land Option Write-offs	1,186	310,194	6,152	420,375
Gain on Extinguishment of Debt	(17,217)	(311,268)	(19,791)	(390,788)
Adjusted EBITDA (c)	$1,976	$(48,310)	$(953)	$(141,158)

Interest Incurred	$38,201	$47,588	$78,342	$101,098

Adjusted EBITDA to Interest Incurred	0.05	(1.02)	(0.01)	(1.40)

(a) EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net (loss) income. EBIT represents earnings before interest expense and income taxes.
(b)   EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net (loss) income. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

(c)   Adjusted EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net (loss) income. Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, inventory impairment loss and land option write-offs, and gain on extinguishment of debt.

Hovnanian Enterprises, Inc.
April 30, 2010
Interest Incurred, Expensed and Capitalized
(Dollars in Thousands)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest Capitalized at Beginning of Period	$159,026	$176,258	$164,340	$170,107
Plus Interest Incurred	38,201	47,588	78,342	101,098
Less Interest Expensed	42,101	44,564	87,556	91,923
Interest Capitalized at End of Period (a)	$155,126	$179,282	$155,126	$179,282

(a)   The Company incurred significant inventory impairments in recent years, which are determined based on total inventory including capitalized interest. However, the capitalized interest amounts are shown gross before allocating any portion of impairments to capitalized interest.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands Except Share Amounts)

	April 30, 2010	October 31, 2009
ASSETS	(unaudited)	(1)

Homebuilding:
Cash and cash equivalents	$448,142	$419,955

Restricted cash	126,569	152,674

Inventories:
Sold and unsold homes and lots under development	617,951	631,302

Land and land options held for future
development or sale	429,661	372,143

Consolidated inventory not owned:
Specific performance options	22,028	30,534
Variable interest entities	36,839	45,436
Other options	19,659	30,498

Total consolidated inventory not owned	78,526	106,468

Total inventories	1,126,138	1,109,913

Investments in and advances to unconsolidated
joint ventures	40,307	41,260

Receivables, deposits, and notes	55,717	44,418

Property, plant, and equipment – net	68,443	73,918

Prepaid expenses and other assets	90,376	98,159

Total homebuilding	1,955,692	1,940,297

Financial services:
Cash and cash equivalents	10,430	6,737
Restricted cash	2,541	4,654
Mortgage loans held for sale or investment	58,054	69,546
Other assets	2,384	3,343

Total financial services	73,409	84,280

Total assets	$2,029,101	$2,024,577
(1)  Derived from the audited balance sheet as of October 31, 2009.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands Except Share Amounts)

	April 30, 2010	October 31, 2009
LIABILITIES AND EQUITY	(unaudited)	(1)

Homebuilding:
Nonrecourse land mortgages	$9,083	$-
Accounts payable and other liabilities	301,168	325,722
Customers’ deposits	14,874	18,811
Nonrecourse mortgages secured by operating
properties	21,089	21,507
Liabilities from inventory not owned	69,805	96,908

Total homebuilding	416,019	462,948

Financial services:
Accounts payable and other liabilities	11,480	14,507
Mortgage warehouse line of credit	47,784	55,857

Total financial services	59,264	70,364

Notes payable:
Senior secured notes	783,852	783,148
Senior notes	736,058	822,312
Senior subordinated notes	120,170	146,241
Accrued interest	24,471	26,078

Total notes payable	1,664,551	1,777,779

Income tax payable	26,294	62,354

Total liabilities	2,166,128	2,373,445

Equity:
Hovnanian Enterprises, Inc. stockholders’ equity deficit:
Preferred stock, $.01 par value - authorized 100,000
shares; issued 5,600 shares at April 30,
2010 and at October 31, 2009 with a
liquidation preference of $140,000	135,299	135,299
Common stock, Class A, $.01 par value – authorized
200,000,000 shares; issued 74,765,527 shares at
April 30, 2010 and 74,376,946 shares at
October 31, 2009 (including 11,694,720
shares at April 30, 2010 and
October 31, 2009 held in Treasury)	748	744
Common stock, Class B, $.01 par value (convertible
to Class A at time of sale) – authorized
30,000,000 shares; issued 15,257,143 shares at
April 30, 2010 and 15,265,067 shares at
October 31, 2009 (including 691,748 shares at
April 30, 2010 and October 31, 2009 held in
Treasury)	153	153
Paid in capital - common stock	459,752	455,470
Accumulated deficit	(618,452)	(826,007)
Treasury stock - at cost	(115,257)	(115,257)

Total Hovnanian Enterprises, Inc. stockholders’ equity deficit	(137,757)	(349,598)

Non-controlling interest in consolidated joint ventures	730	730

Total equity deficit	(137,027)	(348,868)

Total liabilities and equity	$2,029,101	$2,024,577
(1) Derived from the audited balance sheet as of October 31, 2009.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands Except Per Share Data) (unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2010	2009	2010	2009
Revenues:
Homebuilding:
Sale of homes	$310,493	$381,698	$619,846	$740,750
Land sales and other revenues	1,033	7,274	3,719	13,687

Total homebuilding	311,526	388,972	623,565	754,437
Financial services	7,059	9,027	14,665	17,346

Total revenues	318,585	397,999	638,230	771,783

Expenses:
Homebuilding:
Cost of sales, excluding interest	256,926	351,148	516,742	691,823
Cost of sales interest	18,745	26,040	38,593	49,169
Inventory impairment loss and land option write-offs	1,186	310,194	6,152	420,375

Total cost of sales	276,857	687,382	561,487	1,161,367

Selling, general and administrative	42,359	60,822	85,431	131,866

Total homebuilding expenses	319,216	748,204	646,918	1,293,233

Financial services	5,631	6,510	11,026	13,258

Corporate general and administrative(1)	14,203	18,359	30,416	49,269

Other interest(2)	23,356	18,524	48,963	42,754

Other operations	1,767	4,935	3,664	6,559

Total expenses	364,173	796,532	740,987	1,405,073

Gain on extinguishment of debt	17,217	311,268	19,791	390,788

Income (loss) from unconsolidated joint
ventures	391	(10,094)	18	(32,683)

Loss before income taxes	(27,980)	(97,359)	(82,948)	(275,185)

State and federal income tax provision (benefit):
State	657	21,221	828	21,776
Federal	(3)	41	(291,331)	70

Total taxes	654	21,262	(290,503)	21,846

Net (loss) income	$(28,634)	$(118,621)	$207,555	$(297,031)

Per share data:
Basic:
(Loss) income per common share	$(0.36)	$(1.50)	$2.64	$(3.80)
Weighted average number of common
shares outstanding	78,668	79,146	78,610	78,154

Assuming dilution:
(Loss) income per common share	$(0.36)	$(1.50)	$2.60	$(3.80)
Weighted average number of common
shares outstanding	78,668	79,146	79,794	78,154

(1) Includes expenses related to canceled stock options of $12.3 million for the six months ended April 30, 2009.
(2) Beginning in the third quarter of fiscal 2008, our assets that qualify for interest capitalization (inventory under development) no longer exceeded our debt and therefore the portion of interest not covered by qualifying assets must be directly expensed.  As our inventory balances have continued to decrease, the amount of interest required to be directly expensed has increased.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)					Communities Under Development
					Three Months - 4/30/2010
		Net Contracts(1)			Deliveries
		Three Months Ended			Three Months Ended			Contract Backlog
		April 30,			April 30,			April 30,
		2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
Northeast
	Home	146	227	(35.7)%	149	191	(22.0)%	416	478	(13.0)%
	Dollars	$ 52,208	$ 104,653	(50.1)%	$ 56,955	$ 83,752	(32.0)%	$ 175,029	$ 211,943	(17.4)%
	Avg. Price	$ 357,589	$ 461,026	(22.4)%	$ 382,248	$ 438,492	(12.8)%	$ 420,745	$ 443,395	(5.1)%
Mid-Atlantic
	Home	202	242	(16.5)%	176	199	(11.6)%	356	381	(6.6)%
	Dollars	$ 73,704	$ 87,208	(15.5)%	$ 67,634	$ 70,887	(4.6)%	$ 137,805	$ 155,537	(11.4)%
	Avg. Price	$ 364,871	$ 360,368	1.2%	$ 384,284	$ 356,216	7.9%	$ 387,093	$ 408,234	(5.2)%
Midwest
	Home	149	156	(4.5)%	70	114	(38.6)%	306	324	(5.6)%
	Dollars	$ 27,289	$ 33,498	(18.5)%	$ 16,029	$ 23,887	(32.9)%	$ 53,609	$ 66,064	(18.9)%
	Avg. Price	$ 183,148	$ 214,731	(14.7)%	$ 228,986	$ 209,535	9.3%	$ 175,193	$ 203,901	(14.1)%
Southeast
	Home	112	127	(11.8)%	93	141	(34.0)%	132	109	21.1%
	Dollars	$ 25,334	$ 31,073	(18.5)%	$ 22,041	$ 32,834	(32.9)%	$ 31,767	$ 30,106	5.5%
	Avg. Price	$ 226,205	$ 244,669	(7.5)%	$ 237,000	$ 232,865	1.8%	$ 240,659	$ 276,202	(12.9)%
Southwest
	Home	530	545	(2.8)%	465	520	(10.6)%	393	357	10.1%
	Dollars	$ 114,166	$ 109,971	3.8%	$ 103,428	$ 113,514	(8.9)%	$ 89,512	$ 75,153	19.1%
	Avg. Price	$ 215,408	$ 201,783	6.8%	$ 222,426	$ 218,296	1.9%	$ 227,766	$ 210,513	8.2%
West
	Home	175	289	(39.4)%	165	223	(26.0)%	186	209	(11.0)%
	Dollars	$ 43,857	$ 69,205	(36.6)%	$ 44,406	$ 56,824	(21.9)%	$ 46,926	$ 53,973	(13.1)%
	Avg. Price	$ 250,611	$ 239,464	4.7%	$ 269,127	$ 254,816	5.6%	$ 252,290	$ 258,244	(2.3)%
Consolidated Total
	Home	1,314	1,586	(17.2)%	1,118	1,388	(19.5)%	1,789	1,858	(3.7)%
	Dollars	$ 336,558	$ 435,608	(22.7)%	$ 310,493	$ 381,698	(18.7)%	$ 534,648	$ 592,776	(9.8)%
	Avg. Price	$ 256,132	$ 274,659	(6.7)%	$ 277,722	$ 274,999	1.0%	$ 298,853	$ 319,040	(6.3)%
Unconsolidated Joint Ventures
	Home	85	61	39.3%	79	71	11.3%	176	221	(20.4)%
	Dollars	$ 33,097	$ 24,643	34.3%	$ 33,106	$ 22,522	47.0%	$ 84,208	$ 147,587	(42.9)%
	Avg. Price	$ 389,376	$ 403,967	(3.6)%	$ 419,063	$ 317,211	32.1%	$ 478,455	$ 667,814	(28.4)%
Total
	Home	1,399	1,647	(15.1)%	1,197	1,459	(18.0)%	1,965	2,079	(5.5)%
	Dollars	$ 369,655	$ 460,251	(19.7)%	$ 343,599	$ 404,220	(15.0)%	$ 618,856	$ 740,363	(16.4)%
	Avg. Price	$ 264,228	$ 279,448	(5.4)%	$ 287,050	$ 277,053	3.6%	$ 314,940	$ 356,114	(11.6)%
DELIVERIES INCLUDE EXTRAS
Notes:
(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)					Communities Under Development
					Six Months - 4/30/2010
		Net Contracts(1)			Deliveries
		Six Months Ended			Six Months Ended			Contract Backlog
		April 30,			April 30,			April 30,
		2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
Northeast
	Home	276	366	(24.6)%	317	385	(17.7)%	416	478	(13.0)%
	Dollars	$ 107,587	$ 169,998	(36.7)%	$ 125,669	$ 169,988	(26.1)%	$ 175,029	$ 211,943	(17.4)%
	Avg. Price	$ 389,808	$ 464,475	(16.1)%	$ 396,432	$ 441,527	(10.2)%	$ 420,745	$ 443,395	(5.1)%
Mid-Atlantic
	Home	328	378	(13.2)%	358	382	(6.3)%	356	381	(6.6)%
	Dollars	$ 120,653	$ 129,467	(6.8)%	$ 133,710	$ 139,882	(4.4)%	$ 137,805	$ 155,537	(11.4)%
	Avg. Price	$ 367,845	$ 342,505	7.4%	$ 373,492	$ 366,183	2.0%	$ 387,093	$ 408,234	(5.2)%
Midwest
	Home	234	260	(10.0)%	181	227	(20.3)%	306	324	(5.6)%
	Dollars	$ 43,710	$ 52,334	(16.5)%	$ 39,433	$ 50,760	(22.3)%	$ 53,609	$ 66,064	(18.9)%
	Avg. Price	$ 186,795	$ 201,285	(7.2)%	$ 217,862	$ 223,612	(2.6)%	$ 175,193	$ 203,901	(14.1)%
Southeast
	Home	184	244	(24.6)%	187	298	(37.2)%	132	109	21.1%
	Dollars	$ 42,570	$ 51,136	(16.8)%	$ 46,718	$ 66,849	(30.1)%	$ 31,767	$ 30,106	5.5%
	Avg. Price	$ 231,359	$ 209,574	10.4%	$ 249,829	$ 224,326	11.4%	$ 240,659	$ 276,202	(12.9)%
Southwest
	Home	886	827	7.1%	844	890	(5.2)%	393	357	10.1%
	Dollars	$ 193,822	$ 170,468	13.7%	$ 185,552	$ 200,119	(7.3)%	$ 89,512	$ 75,153	19.1%
	Avg. Price	$ 218,762	$ 206,129	6.1%	$ 219,848	$ 224,853	(2.2)%	$ 227,766	$ 210,513	8.2%
West
	Home	318	472	(32.6)%	322	414	(22.2)%	186	209	(11.0)%
	Dollars	$ 79,898	$ 99,724	(19.9)%	$ 88,764	$ 113,152	(21.6)%	$ 46,926	$ 53,973	(13.1)%
	Avg. Price	$ 251,252	$ 211,280	18.9%	$ 275,665	$ 273,314	0.9%	$ 252,290	$ 258,244	(2.3)%
Consolidated Total
	Home	2,226	2,547	(12.6)%	2,209	2,596	(14.9)%	1,789	1,858	(3.7)%
	Dollars	$ 588,240	$ 673,127	(12.6)%	$ 619,846	$ 740,750	(16.3)%	$ 534,648	$ 592,776	(9.8)%
	Avg. Price	$ 264,259	$ 264,282	0.0%	$ 280,600	$ 285,343	(1.7)%	$ 298,853	$ 319,040	(6.3)%
Unconsolidated Joint Ventures
	Home	134	104	28.8%	117	146	(19.9)%	176	221	(20.4)%
	Dollars	$ 56,725	$ 38,765	46.3%	$ 54,006	$ 47,034	14.8%	$ 84,208	$ 147,587	(42.9)%
	Avg. Price	$ 423,321	$ 372,740	13.6%	$ 461,590	$ 322,151	43.3%	$ 478,455	$ 667,814	(28.4)%
Total
	Home	2,360	2,651	(11.0)%	2,326	2,742	(15.2)%	1,965	2,079	(5.5)%
	Dollars	$ 644,965	$ 711,892	(9.4)%	$ 673,852	$ 787,784	(14.5)%	$ 618,856	$ 740,363	(16.4)%
	Avg. Price	$ 273,290	$ 268,537	1.8%	$ 289,704	$ 287,303	0.8%	$ 314,940	$ 356,114	(11.6)%
DELIVERIES INCLUDE EXTRAS
Notes:
(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.